SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act 1934

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

VALUE PORTFOLIO

INFORMATION STATEMENT DATED JANUARY 27, 2021

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the Value Portfolio and is being sent on or about January 27, 2021 to the shareholders of record as of January 25, 2021.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser, a new sub-advisory agreement, and a fund name change with respect to the Value Portfolio (formerly named Comstock Portfolio) (the “Fund”), effective on November 2, 2020. Information concerning the change in sub-adviser and fund name change were included in a supplement dated September 18, 2020 to the Trust’s prospectus for Class D, Class I and Class P shares dated May 1, 2020. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA”), PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, with sub-advisers affiliated with PLFA) without shareholder approval in accordance with the requirements of the exemptive order. The information contained herein is being provided pursuant to the requirements of the exemptive order.

At a virtual meeting held on September 16, 2020*, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on November 2, 2020, a new sub-advisory agreement with American Century Investment Management, Inc. (“American Century”), with respect to the Fund (the “American Century Sub-Advisory Agreement”) and appointed American Century as the new sub-adviser for the Fund. Also at the September 16, 2020 meeting, the Board terminated the sub-advisory agreement for the Fund with the prior sub-adviser upon the effectiveness of the American Century Sub-Advisory Agreement. In connection with the change in sub-adviser, changes were also made to the Fund’s investment strategies.

American Century’s appointment as the sub-adviser and the Board’s approval of the American Century Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings were sold and new investments were purchased in accordance with recommendations by American Century. PLFA and/or the Trust retained a transitioning agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

*	The Board approved reliance on relief provided by the SEC from in-person voting requirements of the 1940 Act for the September 16, 2020 Board meeting. This approval was based on the Board’s belief that, due to the circumstances related to current or potential effects of COVID-19, it was necessary and appropriate to rely on the in-person relief granted by the SEC and substitute the in-person meeting scheduled for September 16, 2020 with a virtual meeting. The Board also approved to undertake to satisfy the conditions subsequently required in the in-person relief, including ratification of these matters at the Board’s next in-person meeting.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of American Century as sub-adviser, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that American Century be appointed as the new sub-adviser for the Fund and in evaluating the proposed American Century Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of American Century and PLFA’s analysis in reaching its conclusion to recommend American Century as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate.

In evaluating the American Century Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining American Century as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by American Century. In this regard, the Trustees considered various materials relating to American Century, including copies of the proposed American Century Sub-Advisory Agreement; copies of American Century’s Form ADV; financial information; a written presentation from American Century; a comprehensive report including an assessment by PLFA; responses from American Century to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held virtually on September 16, 2020 from management and investment personnel from American Century where all attendees could hear each other clearly.

The Trustees considered that under the American Century Sub-Advisory Agreement, American Century would be responsible for providing investment advisory services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of American Century, including the background and experience of American Century’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) had reviewed American Century’s written compliance policies and procedures and code of ethics. The Trustees also considered the CCO’s assessment of American Century’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. The Trustees also took note of the due diligence PLFA conducted with respect to American Century, and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by American Century.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by American Century under the American Century Sub-Advisory Agreement.

B.	Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a large-cap value equity strategy and PLFA’s identification of American Century to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered that the Fund’s historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. However, the Trustees considered the investment process and techniques to be used by American Century for the Fund and American Century’s experience managing large-cap value equity strategies, as well as other factors concerning performance in connection with their consideration of this matter and in connection with approval of the American Century Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of funds managed by the same American Century portfolio management team that would manage the Fund using similar investment strategies (the “American Century Comparable Performance”). The Trustees considered that this information included a comparison of the American Century Comparable Performance against a pertinent benchmark for the one-, three-, five- and ten-year and since inception periods, as applicable, as of May 31, 2020.

The Trustees considered additional information about the historical performance of a fund managed by the same American Century portfolio management team that would manage the Fund using similar investment strategies. The Trustees considered that this information included a comparison of the fund’s performance against a pertinent benchmark and an applicable peer group for the one-, three- and five-year periods and the year-to-date period as of June 2020, as well as performance for each of the past five calendar years. Additionally, the Trustees considered the standard deviation, risk-adjusted returns and other performance metrics of the fund during certain periods.

The Board determined that American Century’s performance record with respect to similarly managed funds was acceptable.

C.	Advisory and Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of American Century with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also considered that the proposed sub-advisory fee schedule under the American Century Sub-Advisory Agreement contains breakpoints. The Trustees also considered that the advisory fee schedule would remain unchanged. In comparing the proposed sub-advisory fees to fees charged by American Century for the other similarly-managed funds, the Trustees noted that for certain funds, there were differences in the size and type of the account and the nature and size of the overall relationship with American Century that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and American Century, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser change.

The Board concluded that the compensation payable under the American Century Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to American Century of sub-advising the Fund and the projected profitability of the American Century Sub-Advisory Agreement to American Century, to the extent practicable based on the information provided by American Century. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and American Century with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the American Century Sub-Advisory Agreement to American Century is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for American Century at this time was of limited utility.

The Trustees considered the organizational strengths of American Century and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the American Century Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and American Century concerning other benefits that may be received by American Century and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with American Century and the anticipated use of soft-dollars by American Century. In this regard, the Trustees noted that American Century represented that it anticipates using an affiliated broker-dealer, on an agency basis, for trades and anticipates using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by American Century from its relationship with the Fund and that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the American Century Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the American Century Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The American Century Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. American Century, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies and restrictions. American Century bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the American Century Sub-Advisory Agreement. The Fund is responsible for all of its respective expenses not specifically assumed by American Century under the American Century Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the American Century Sub-Advisory Agreement, American Century, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the American Century Sub-Advisory Agreement, except by reason of American Century’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of American Century’s obligations and duties under the American Century Sub-Advisory Agreement.

In addition, American Century has agreed to indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of American Century’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, American Century’s obligations and/or duties under the American Century Sub-Advisory Agreement by American Century (or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of American Century) (other than a PL Indemnified Person); (ii) are based upon American Century’s (or its agent’s or delegate’s) breach of any provision of the American Century Sub-Advisory Agreement, including breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by American Century or any affiliated person or agent or delegate of American Century (other than a PL Indemnified Person); or (iv) are based upon a breach of American Century’s fiduciary duties to the Trust or violation of applicable law. In addition, American Century agrees to indemnify and hold harmless the PL Indemnified Persons (which includes PLFA) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the actions or omissions of any third parties that American Century hires in connection with fulfilling American Century’s obligations under this Agreement.

The American Century Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The American Century Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the American Century Sub-Advisory Agreement. PLFA contractually agreed to waive 0.075% of its advisory fee through April 30, 2022. The agreement will automatically renew annually for a successive one year term unless: (i) PLFA provides at least 30 days’ written notice of the termination of the agreement prior to the beginning of the next applicable one year term, (ii) upon ninety days’ prior written notice to PLFA or (iii) upon termination of the advisory contract. The sub-advisory fee rate under the prior sub-advisory agreement and the new sub-advisory fee rate under the American Century Sub-Advisory Agreement are referenced below:

Prior Fee Schedule	New Fee Schedule
0.350% on the first $1 billion	0.280% on the first $500 million
0.285% on the excess	0.250% on the next $500 million
0.220% on the excess

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through November 1, 2020, pursuant to a sub-advisory agreement dated June 1, 2010, as amended. For the fiscal year ended December 31, 2019, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-advisor totaled $3,421,669. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $2,600,233. This amount would have been a decrease in such fees paid by PLFA of approximately 24%. For the Fund’s fiscal year ended December 31, 2020, the Fund paid brokerage commissions of $908.09 to Instinet, LLC, an affiliated broker of American Century, representing 0.17% of the Fund’s total brokerage commissions for the period January 1, 2020 to December 31, 2020.

IV.	Information Regarding American Century

American Century is a registered investment adviser and a wholly-owned, privately held subsidiary of American Century Companies, Inc. (“ACC”). The Stowers Institute for Medical Research (“SIMR”) controls ACC by virtue of its beneficial ownership of more than 25% of the voting securities of ACC. As of October 31, 2020, the total assets under management of American Century were approximately $187.3 billion.

The address for American Century and ACC is 4500 Main Street, Kansas City, Missouri 64111. The address for SIMR is 1000 E. 50th Street, Kansas City, MO 64110.

American Century acts as investment adviser or sub-adviser to the following registered investment companies, that have similar investment objectives as the Fund.

Fund Name	Net Assets (as of October 31, 2020)	Compensation Rate	Waived/ Reduced/ Agreed to Reduce (Yes or No)
American Century NT Large Company Value Fund (Class G)	$2,337.2 million	0.550% of the first $1 billion 0.450% of the next $4 billion 0.350% on the excess[1]	Yes
American Century Large Company Value Fund (Class A, Class C, Class R and Investor Class)	$709.5 million	0.900% of the first $1 billion 0.800% of the next $4 billion 0.700% on the excess[1]	No
Sub-Advised Fund A	$224.6 million	0.323% [2]	No
Sub-Advised Fund B	$184.9 million	0.345% [2]	No
American Century VP Large Company Value Fund (Class I and Class II)	$58.8 million	0.900% of the first $1 billion 0.800% of the next $4 billion 0.700% on the excess[1]	Yes

[1]	Advisory fee schedule as of October 31, 2020.
[2]	Effective fee rate for the fiscal year ended December 31, 2020.

As of October 31, 2020, American Century’s principal executive officer and directors, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation with American Century
Victor Sheng Zhang	President, Chief Executive Officer, Chief Investment Officer
Johnathan Thomas	Executive Vice President, Director
Patrick Bannigan	Chief Financial Officer, Chief Accounting Officer, Vice President, Director, Treasurer
Charles A. Etherington	General Counsel, Senior Vice President
Amy Diane Sheldon	Chief Compliance Officer

[1]	The address of all individuals listed with respect to their positions with American Century is 4500 Main Street, Kansas City, MO 64111.

No Officer or Trustee of the Trust is an officer, director or shareholder of American Century (including its affiliates).

Additional Information

Additional information about American Century is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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Once the Trust’s annual report for the fiscal year ended December 31, 2020 has been posted to the Trust’s website, a notice will be sent to shareholders (who don’t already receive e-delivery) providing them with notification of the posting to the website and information on how to request a paper copy without charge. The Trust’s annual report for the fiscal year ended December 31, 2019 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2020 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com
Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448

Annuity Financial Advisors: 1-800-722-2333

Pacific Life Insurance Policy Owners: 1-800-347-7787

PL&A Annuity Contract Owners: 1-800-748-6907

PL&A Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-50753-00

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